AMENDMENT NO. 1 TO

ROYALTY AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) is dated this 3rd day of August, 2017, by and between Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”), on the one hand; and The Doheny Group, LLC, a Nevada limited liability company (the “Lender”), on the other hand, to document, in writing, an oral agreement between the parties on November 9, 2016 to amend the terms of that certain Royalty Agreement entered into by and between the parties dated September 30, 2016 (the “ROYALTY AGREEMENT”). BDIC and Lender shall be referred to herein as a “Party” and collectively as the “Parties”. In the event the terms of the ROYALTY AGREEMENT and this Amendment No. 1 conflict, the terms of this Amendment No. 1 control. Any defined terms herein that are not defined herein have the meaning set forth in the ROYALTY AGREEMENT.

WHEREAS, in the ROYALTY AGREEMENT and affiliated documents, Lender agreed to loan BDIC approximately $500,000 in several phases;

WHEREAS, under Section 2.2 of the ROYALTY AGREEMENT, BDIC agreed to pay the Lender variable royalty payments depending upon a variety of factors, including, but not limited to, the number of Units BDIC is receiving cash or other consideration from a Client and whether the Units were Retail Units or Wholesale Units, as detailed in the ROYALTY AGREEMENT (the “Royalty Payments”);

WHEREAS, on November 9, 2016, the Parties agreed the calculation of the Royalty Payments under the ROYALTY AGREEMENT were too complex and difficult to calculate and orally-agreed to that BDIC would pay the Lender a flat royalty of $1.30 per Unit that BDIC receives cash or other consideration from or on behalf of a Client, beginning with the first Unit BDIC had on the road and regardless of whether a Unit is a Retail Unit or a Wholesale Unit; and

WHEREAS, the Parties desire to document in writing their previous oral agreement to amend the terms of the ROYALTY AGREEMENT as set forth herein.

AMENDMENT

1. In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the ROYALTY AGREEMENT as follows:

I. Section 2.2 of the ROYALTY AGREEMENT is hereby amended by deleting Section 2.2 in its entirety and replacing Section 2.2 with the following:

“2.2 Determination of Royalty Amounts. The amount of Royalties due to TDG shall be determined as follows calendar month cumulative royalties in perpetuity on Total Units: $1.30 per Unit without regard as to whether the Unit is a Retail Unit or a Wholesale Unit or other Device.”

II. Section 2.3 of the ROYALTY AGREEMENT is hereby amended by deleting Section 2.3 in its entirety and replacing Section 2.3 with the following:

“2.3 Payment of Royalties.

(a) The Royalty payment obligation shall commence from and after the Effective Date and will be payable on all Units on the road, beginning with the first Unit, as further detailed in this Section (the “Royalty Commencement Date”). After the Effective Date, then beginning on the first calendar month thereafter, and for every subsequent calendar month thereafter in perpetuity, Borrower will pay the applicable royalty payments per calendar month for each of the Total Units in accordance with the above schedule based on each Total Unit for which Borrower received cash or other consideration from or on behalf of the Client thereof (or for which Borrower voluntarily elected to waive any right to payment or other consideration from the Client thereof). Such payments will be payable to Lender on the 15th of each calendar month following the Royalty Commencement Date in perpetuity, even after all Obligations due under the Loan Documents (other than the Royalty Agreement) have been indefeasibly paid in full (and not subject to disgorgement or recovery).

(b) In connection with each royalty payment, Borrower shall provide a statement setting forth the calculation of the royalty amount, along with such supporting documentation as reasonable and appropriate or as may be reasonably requested from time to time by Lender. The parties expressly acknowledge and agree that (1) to the extent that Borrower elects to forgo, defer or waive any such payment due from a Client with respect to a Device, or receive other consideration concerning said Device, such amount shall nonetheless be included in the determination of royalties due thereunder, and (2) each will meet on no less than an annual basis to work in good faith to “true up” the amount of royalties due under the Royalty Agreement, and in connection therewith, to the extent that an adjustment is needed (either because too little or too much was paid in royalties in a given year (or other period), either Borrower will promptly advance additional liquid funds to Lender, or Borrower will offset present or future royalties due Lender under the Royalty Agreement, as the case may be.

(c) By way of illustration and not of limitation, Borrower will only pay royalties to Lender for each of the Total Units from and after the Royalty Commencement Date that it receives payment or other consideration from the Client of said Total Unit (or for which Borrower voluntarily elected to waive any right to payment or other consideration from the Client thereof). Solely for the avoidance of doubt, for purposes of determining the proper amount of royalties under the Royalty Agreement, (1) in the event that Borrower receives an advance payment from a Client (for example, $1,200 for twelve monthly payments due from a Retail Unit Client of $100 per month), then in such a situation, the amount of royalties due with respect to said Total Unit shall be $15.60, all of which is payable on the 15th day of the calendar month immediately following receipt of said $1,200, (2) in the event that Borrower does not receive payment from a client until after the Device has been provided to said Client (for example, a Device representing a Retail Unit is given to a Client on January 1 for a 12 month period, the rental amount is $100/month, and payment is not received by Borrower until December 20th of said year), then in such a situation, the amount of royalties due with respect to said Total Unit shall be $15.60, all of which is payable on January 15 of the following year, and (3) assuming the same facts as set forth in subsection 3.2(d)(1) above, except that the Client returns the Device within 6 months and is permitted to recover the remaining 6 months of payments (representing a refund of $600 from Borrower to said Client), then in such a situation, Lender and Borrower will “true up” the amount of royalties due, and in this situation, Borrower will offset present or future royalties due Lender by the amount of $7.80, representing the 6 months advanced by said Client which was refunded from amounts received by Borrower at the commencement of the lease of said Total Unit.

(d) All payments by BDI Group hereunder shall be made in the lawful money of the United States of America in immediately available funds on the date specified herein and shall be delivered to TDG or its designee as follows:

(i) If via wire transfer, pursuant to wire instructions provided from time to time by TDG for deposit into an account designated from time to time by TDG for TDG’s benefit;

(ii) If via check, to the following address: THE DOHENY GROUP, LLC, ________________________, Los Angeles, CA 9____, Attention: David Haridim, Managing Member, or to such other address or to the attention of such other person as specified by prior written notice to BDIC.

(e) Time is of the essence in all obligations of BDI Group hereunder, including, without limitation, payment of the Royalties as expressly provided herein.”

III. BDIC expressly represents and warrants that, as of the date of this Amendment No. 1, it has materially complied with all the terms and conditions (including, without limitation, the representations, warranties, covenants and agreements) contained in the ROYALTY AGREEMENT and the other Loan Documents, and that no Event of Default has occurred, except to the extent the ROYALTY AGREEMENT or other Loan Documents have been modified by the Parties.

IV. BDIC expressly reaffirms all of its obligations under the ROYALTY AGREEMENT and other Loan Documents.

V. BDIC and Lender represent and warrant that they have due authority to enter into, deliver their signatures to, and perform the terms as set forth in, Amendment No. 1, and that upon such delivery, this Amendment No. 1 will be a valid and binding agreement enforceable against such Party in accordance with its terms and conditions.

VI. The parties acknowledge and agree that the ROYALTY AGREEMENT and the other Loan Documents are and remain valid and enforceable in accordance with their terms except to the extent of the modification to Sections 2.2 and 2.3 of the ROYALTY AGREEMENT as expressly set forth herein

IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment No. 1 as of the date first above written. This Amendment No. 1 may be signed in counterparts and facsimile signatures are treated as original signatures.

“BDIC”		“Lender”

Blow & Drive Interlock Corporation		Doheny Group, LLC
a Delaware corporation		a Nevada limited liability company

By:	/s/ Laurence Wainer	By:	/s/ David Haridim
	Laurence Wainer		David Haridim
Its:	Chief Executive Officer	Its:	Manager